Exhibit 99.2
Intellectual Property Revenue
by Operating Segment
Quarter and Twelve month ended September 30, 2005
(Dollars in Milllions)

	Quarter	Twelve
	Ended	Month Ended
	Sep 30	Sep 30
	2005	2005
Consumer Enterprise segment
Storage	$9	$44
Mobility	9	38
Enterprise and Networking	9	38

Consumer Enterprise segment	27	120
Telecommunications segment	7	31

Total Agere	$34	$151